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                                                                     Exhibit 2.4

                         VOTING AND STANDSTILL AGREEMENT

         VOTING AND STANDSTILL AGREEMENT ("Agreement") dated May 12, 1998, between Lomak Petroleum, Inc., a Delaware corporation ("Lomak"), and First Reserve Fund VII, Limited Partnership, a Delaware limited partnership ("FRLP").

                              W I T N E S S E T H:

         WHEREAS, FRLP beneficially owns, and has the right to vote, 7,820,718 shares (the "Shares") of common stock, par value $.01 per share ("Domain Common Stock"), of Domain Energy Corporation, a Delaware corporation ("Domain"), which represent at least a majority of the shares of Domain Common Stock outstanding on the date hereof;

         WHEREAS, Lomak is prepared to enter into an Agreement and Plan of Merger with Domain (as amended from time to time, the "Merger Agreement") providing for the merger of a wholly owned subsidiary of Lomak into Domain and the conversion in such merger of each share of Domain Common Stock into the number of shares of common stock, par value $.01 per share, of Lomak (the "Lomak Common Stock") as set forth in the Merger Agreement (the "Merger");

         WHEREAS, pursuant to the Merger, FRLP would receive a substantial block of Lomak Common Stock;

         WHEREAS, FRLP fully supports the Merger and, in order to encourage Lomak to enter into the Merger Agreement with Domain, FRLP is willing to enter into certain arrangements with respect to (i) the Shares (ii) the shares of Lomak Common Stock to be beneficially owned by the FRLP Group as a result of the Merger and (iii) any shares of Lomak Common Stock beneficially owned by any member of the FRLP Group from time to time other than (x) the number of shares of Lomak Common Stock representing the excess on the date hereof of 19.9% of the outstanding shares of Lomak Common Stock over the number of shares of Lomak Common Stock to be beneficially owned by the FRLP Group in the aggregate as a result of the Merger and (y) any shares of Lomak Common Stock that may be acquired by any member of the FRLP Group as a result of any acquisition transaction, business combination or similar transaction other than the transactions contemplated by the Merger Agreement after the consummation of the Merger (the shares described in clauses (x) and (y) shall be collectively referred to herein as the "Exempt Lomak Shares" and any shares of Lomak Common Stock described in clauses (ii) and (iii) other than the Exempt Lomak Shares shall be referred to herein as the Lomak Shares);

         NOW THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


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         1. Term. Except as otherwise expressly provided herein, the respective covenants and agreements of Lomak and FRLP contained in this Agreement will continue in full force and effect until the second anniversary of the consummation of the Merger (the "Termination Date"). This Agreement may be terminated by the mutual written agreement of the parties.

         2. FRLP's Support of the Merger. From the date hereof until April 30, 1999 or, if earlier, termination of this Agreement:

                  (a) FRLP will not, directly or indirectly, sell, transfer, pledge or otherwise dispose of, or grant a proxy with respect to, any Shares to any person other than Lomak or its designee, or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing; provided, however, that if the Closing Date Market Price (as defined in the Merger Agreement and calculated as if the date of consummation of the Merger were the date of a proposed sale by FRLP) is greater than $17.00 per share, then FRLP may sell pursuant to transactions exempt under Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act") a number of Shares in the aggregate not greater than 1% of the number of outstanding shares of Domain Common Stock; provided further that in no event shall FRLP execute any sale that would result in FRLP's beneficially owning with power to vote less than an amount of Shares that, when added to the shares sold under the Stock Purchase Agreement, will aggregate a majority of the fully diluted shares of Domain Common Stock (assuming for such purposes the full exercise and conversion of all outstanding options, warrants and other rights to purchase shares of Domain Common Stock, regardless of whether such options, warrants or rights are then exercisable or "in-the-money").

                  (b) Neither FRLP nor any other member of the FRLP Group will, and will cause their respective officers, directors, partners, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Domain or any subsidiary of Domain or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any third party, other than the transactions contemplated by the Merger Agreement or this Agreement (a "Domain Acquisition Proposal"), or (ii) engage in negotiations with, or disclose any nonpublic information relating to Domain or its subsidiaries, respectively, or afford access to Domain's or its subsidiaries' respective properties, books or records to, any person that may be considering making, or has made, a Domain Acquisition Proposal. FRLP shall promptly notify Lomak of all relevant terms of any such inquiries or proposals received by FRLP or any other member of the FRLP Group or by any such officer, director, partner, employee or other agent relating to any of such matters and if such inquiry or proposal is in writing, FRLP shall deliver or cause to be delivered to Lomak a copy of such inquiry or proposal. For purposes of this Agreement, the term "FRLP Group" shall collectively refer to FRLP, its general partner, First Reserve Corporation ("FRC"), managing directors and other senior officers of FRC and any affiliates or associates of any of the foregoing controlled by any of the foregoing; provided, however, that a person shall not be deemed a member of the FRLP Group if the only reason that such person would be deemed an affiliate or associate of FRLP is because it is a limited partner of FRLP.


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                  (c) FRLP agrees that FRLP will vote all Shares beneficially owned by FRLP (i) in favor of the Merger and the Merger Agreement and (ii) subject to the provisions of paragraph (d) below, against any combination proposal or other matter that may interfere or be inconsistent with the Merger (including without limitation a Domain Acquisition Proposal). Without limiting the generality of the foregoing provisions of this paragraph (c), FRLP agrees to execute and deliver a stockholder consent pursuant to Section 228 of the Delaware General Corporation Law immediately following the execution of the Merger Agreement in favor of the Merger and Merger Agreement in form reasonably satisfactory to Domain, Lomak and their respective counsels.

                  (d) FRLP agrees that, if requested by Lomak, it will not, and it will cause each member of the FRLP Group not to, attend or vote any Shares beneficially owned by any such person at any annual or special meeting of stockholders at which a Domain Acquisition Proposal is being considered, or execute any written consent of stockholders relating directly or indirectly to a Domain Acquisition Proposal, during such period.

                  (e) FRLP shall take all affirmative steps reasonably requested by Lomak to indicate its full support for the Merger, and hereby consents to Lomak's announcement in any press release, public filing, advertisement or other document, that FRLP fully supports the Merger.

                  (f) Lomak and FRLP agree that they shall use all reasonable efforts to seek the successful completion of the Merger in an expeditious manner including the preparation and filing of any necessary reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  (g) To the extent inconsistent with the provisions of this
Section 2, each member of the FRLP Group hereby revokes any and all proxies with respect to such member's Shares or any other voting securities of Domain.

         3. FRLP's Ownership of Lomak Voting Securities. Following the consummation of the Merger and prior to the termination of this Agreement and subject to the further provisions hereof, no member of the FRLP Group will, directly or indirectly, acting alone or in concert with others, without the prior written consent of Lomak's Board of Directors:

                  (a) sell, transfer, pledge, distribute or otherwise dispose of, or grant a proxy with respect to, any Lomak Shares to any person other than Lomak or its designee, or grant any option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing, except as follows (and the parties acknowledge that, solely for the purposes of this paragraph (a), "FRLP Group" will exclude managing directors and officers of FRC and any of their family members and family trusts created by any of such persons or family members, but will not exclude any other affiliates of such persons controlled by such persons):

                           (i) after the consummation of the Merger, bona fide sales of Lomak Shares may be (x) made pursuant to a bona fide public offering otherwise satisfying the


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         requirements of Section 4 of this Agreement registered under the
         Securities Act or (y) sold pursuant to Rule 144; provided that no sales of Lomak Shares shall be made under clause (y) to any person or related group of persons who would immediately thereafter, to the knowledge of any member of the FRLP Group, beneficially own or have the right to acquire Lomak Voting Securities representing more than 1% of the total combined voting power of all Lomak Voting Securities then outstanding; provided further that in connection with any such proposed sales the FRLP Group shall use all reasonable efforts to advise Lomak of such proposed sales at least two business days prior to such sales; and

                           (ii) after the consummation of the Merger, FRLP may distribute all or a portion of the Lomak Shares to its partners in a pro rata distribution to the extent required by the current terms of the limited partnership agreement for FRLP, a copy of which has been provided to Lomak on or prior to the date hereof;

                  (b) in any manner acquire, or attempt, seek or propose to acquire (or make any request for permission with respect thereto), beneficial ownership of any Lomak Voting Securities (other than any Exempt Lomak Shares) or any option with respect to the foregoing, or enter into any other agreement or arrangement with respect to the foregoing; provided, however, that the foregoing provisions of this paragraph (b) shall not restrict or prohibit any purchase or acquisition by any member of the FRLP Group of any Exempt Lomak Shares (as same may be adjusted or reconstituted by any stock splits, stock dividends. stock combinations, recapitalizations or similar corporate changes);

                  (c) initiate, submit or otherwise solicit any stockholders of Lomak with respect to any proposal, including, without limitation, to seek the election or removal of one or more members of the Lomak Board of Directors, for the vote of stockholders of Lomak;

                  (d) become a member of or in any way participate in a "group" (other than the FRLP Group) within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to any Lomak Voting Securities;

                  (e) initiate or engage in, or induce or attempt to induce, or give encouragement to any other person to initiate or engage in, any acquisition or business combination proposal relating to Lomak, or any tender or exchange offer for Lomak Voting Securities, or any proxy contest or other proxy solicitation or change of control of Lomak (provided that the foregoing shall not restrict the FRLP Group's ability to sell Lomak Shares pursuant to the terms of this Agreement) or to communicate with, seek to advise, encourage or influence any person or entity, in any manner, with respect to the voting of any Lomak Voting Securities, or to become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to Lomak;


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                  (f) fail to be present in person or be represented by proxy at any stockholder meeting of Lomak so that all Lomak Shares of which it is the beneficial owner may be counted for the purpose of determining the presence of a quorum at any such meeting;

                  (g) as a stockholder, vote or cause to be voted all Lomak Shares of which any member of the FRLP Group is the beneficial owner with respect to each matter submitted to Lomak's stockholders providing for, involving, expected to facilitate or that could reasonably be expected to result in a business combination or other change in control of Lomak that has not been approved by the Lomak Board of Directors (including without limitation the election or removal of one or more Lomak directors or one or more nominees for director proposed by the Lomak Board of Directors), in the manner recommended by the Lomak Board of Directors;

                  (h) deposit any Lomak Shares in a voting trust, execute any written consent with respect to any such securities or subject any Lomak Shares to any arrangement or agreement with respect to the voting of such Lomak Shares (other than this Agreement); or

                  (i) disclose any intention, plan or arrangement, or make any public announcement (or request permission to many any such announcement) inconsistent with the foregoing.

         4.       Registration Rights.

                  (a) RIGHT TO REQUEST REGISTRATION. At any time following the six-month anniversary of the consummation of the Merger and prior to the fourth anniversary of the consummation of the Merger, upon the written request of any member of the FRLP Group, Lomak will use all reasonable efforts promptly to file (but in any event within 90 days of such request) with the Securities and Exchange Commission ("Commission") a registration statement under the Securities Act, on such appropriate form as Lomak shall select, covering the Lomak Shares then proposed to be sold by such member of the FRLP Group and will use all reasonable efforts to cause such registration statement to become effective as soon as practicable following such request; provided, however, that Lomak will not be required to file any such registration statement during any period of time (not to exceed 60 days) when Lomak (i) is contemplating a public offering of the securities of Lomak or any subsidiary thereof and, in the judgment of the managing underwriter thereof (or Lomak, if such offering is not underwritten), such filing would have a material adverse effect on the contemplated offering,
(ii) is in possession of material information that it deems advisable not to then disclose in a registration statement, or (iii) is engaged in any program for the repurchase of Lomak Voting Securities which program cannot be suspended without material adverse financial effects to Lomak or without breaching any contractual obligations to which Lomak is subject; provided, however, that such suspension of the obligation to file such registration statement resulting from the occurrence of an event in clause (i), (ii) or (iii) or a series of similar or related events may not last in excess of 60 days without the consent of FRLP, which consent shall not be unreasonably withheld. In addition, Lomak shall not be required (i) to effect any registration pursuant to this Section 4(a) unless Lomak Shares representing at least 33% of the initial number of Lomak Shares (subject to adjustment for any stock splits, stock dividends. stock combinations,


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recapitalizations or similar corporate changes) are to be sold by the FRLP Group or if the sale of such Lomak Shares would violate Section 3(a)(ii) hereof, or
(ii) to consummate at the request of FRLP and/or any member of the FRLP Group more than one registered offering under this Section 4(a). Notwithstanding the foregoing, Lomak shall not be obligated to effect more than one registration pursuant to this Section 4(a), but such obligation shall not be deemed to have been satisfied until the sale of the registered shares is consummated.

                  (b) INCLUSION IN OTHER REGISTRATIONS. If Lomak shall at any time after the six-month anniversary of the consummation of the Merger and prior to the fourth anniversary of the consummation of the Merger propose the registration under the Securities Act of an offering of Lomak Voting Securities by Lomak solely for cash (regardless of whether for its own account, for the account of other security holders, or both), Lomak shall give notice as promptly as practicable of such proposed registration to FRLP, and Lomak will use all reasonable efforts to cause the offering of such Lomak Shares beneficially owned by the FRLP Group as FRLP shall request within 15 days after the receipt of such notice to be included, upon the same terms (including the method of distribution) in any such offering; provided, however, that (i) Lomak shall not be required to give notice or include such Lomak Shares in any such registration if the proposed registration is (A) a registration of a stock option or compensation plan or of securities issued or issuable pursuant to any such plan or (B) a registration of securities proposed to be issued in connection with a merger or consolidation or other business combination with another corporation or other person; (ii) Lomak shall not be required to include such number of Lomak Shares in any such registration as to which Lomak and FRLP are advised in writing by Lomak's investment banking firm that the inclusion of such Lomak Shares would in the opinion of such firm materially and adversely affect the successful marketing of the Lomak Voting Securities originally proposed to be offered and sold in such offering (provided, however, that the number of shares of Lomak Voting Securities to be sold by persons other than Lomak, including members of the FRLP Group, shall be reduced proportionately, based upon the number of shares proposed to be sold by such persons); and (iii) Lomak may, without the consent of FRLP, withdraw such registration statement and abandon the proposed offering in which FRLP has requested to participate, in which case Lomak shall have no obligations under this Section 4(b) with respect to the securities requested to be registered by FRLP.

                  (c) TERMS AND CONDITIONS. The registration rights of FRLP pursuant to this Section 4 are subject to the following terms and conditions:

                           (i) The appropriate members of the FRLP Group shall provide Lomak with such information with respect to the Lomak Shares to be sold, the plans for the proposed disposition thereof and such other information regarding such Lomak Shares and their proposed disposition as shall, in the opinion of counsel for Lomak, be necessary to enable Lomak to include in such registration statement all material facts required to be disclosed with respect to the FRLP Group and the Lomak Shares to be sold.

                           (ii) Lomak shall not be required to furnish any audited financial statements at the request of FRLP other than those statements customarily prepared at the end


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         of its fiscal year, unless (A) FRLP shall agree to reimburse Lomak for the out-of-pocket costs incurred by Lomak in the preparation of such other audited financial statements or (B) such other audited financial statements shall be required by the Commission as a condition to declaring a registration statement effective under the Securities Act.

                           (iii) In connection with any registration pursuant to
         Section 4(a) hereof, the appropriate members of the FRLP Group shall select the managing underwriter, if any, for offering related to such registration; provided, however, that the appropriate members of the FRLP Group shall consult with Lomak in connection with such selection. Nothing in this clause (iii) shall limit Lomak's ability to select any underwriter in connection with any registration effected pursuant to
         Section 4(b) hereof.

                           (iv) Lomak and FRLP each agrees in connection with any registration of Lomak Shares contemplated by this Section 4 (i) to enter into an appropriate underwriting agreement containing terms and provisions in such agreements (including reasonable lock-up provisions and, to the extent consistent with the provisions hereof, indemnification and contribution provisions) and (ii) to provide the FRLP Group and its representatives with reasonable opportunity for due diligence.

                  (d)      REGISTRATION PROCEDURES.

                           (i) If and whenever Lomak is required by the provisions of Sections 4(a) or 4(b) to use all reasonable efforts to effect the registration of any Lomak Shares under the Securities Act, Lomak will, as expeditiously as possible:

                                    (A) prepare and file with the Commission a
                  registration statement, on Form S-3 or such other appropriate form as Lomak shall select, with respect to such securities and use all reasonable efforts to cause such registration statement to become and remain effective for a period of up to six months from the date on which the Commission declares such registration statement effective or such shorter period that will terminate when all Lomak Shares covered by such registration statement have been sold pursuant to such registration statement;

                                    (B) prepare and file with the Commission
                  such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (A) above and comply with the provisions of the Securities Act with respect to the disposition of all Link Shares covered by such registration statement in accordance with FRLP's intended method of disposition set forth in such registration statement for such period;

                                    (C) furnish to FRLP and to each underwriter
                  such number of copies of the registration statement and each such amendment and supplement


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                  thereto (in each case including all exhibits) and the
                  prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Lomak Shares covered by such registration statement;

                                    (D) use all reasonable efforts to register
                  or qualify the Lomak Shares covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as FRLP or, in the case of an underwritten public offering, the managing underwriter reasonably shall request; provided, however, that Lomak shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

                                    (E) use all reasonable efforts to list the
                  Lomak Shares covered by such registration statement with any securities exchange on which the Lomak Common Stock is then listed;

                                    (F) promptly notify FRLP and each
                  underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which Lomak has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to FRLP and each underwriter under such registration statement a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Lomak Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

                                    (G) if the offering is underwritten and at
                  the request of FRLP, use all reasonable efforts to furnish on the date that Lomak Shares are delivered to the underwriters for sale pursuant to such registration: (1) an opinion dated such date of counsel representing Lomak for the purposes of such registration, addressed to the underwriters and to FRLP, to such effects as reasonably may be requested by counsel for the underwriters or by FRLP or its counsel, and (2) a letter dated such date from the independent public accountants retained by Lomak, addressed to the underwriters and to FRLP covering such matters as are customarily covered in accountants' letters delivered to the underwriters in underwritten public offerings and such other matters as such underwriters reasonably may request; and


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                                    (H) make available for inspection by FRLP,
                  any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by FRLP or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of Lomak, as such parties may reasonably request, and cause Lomak's officers, directors and employees to supply all information reasonably requested by FRLP or any such underwriter, attorney, accountant or agent in connection with such registration statement.

                           (ii) In connection with each registration hereunder, FRLP will furnish to Lomak in writing such information requested by Lomak with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

                           (iii) Lomak will permit FRLP to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to Lomak in writing, which in the reasonable judgment of FRLP, its counsel and Lomak should be included.

                           (iv) Lomak will otherwise cooperate in such manner as may be reasonably requested by FRLP in the marketing of all Lomak Shares to be sold, including, without limitation, participating in any customary "road shows" and related presentations to prospective purchasers in connection therewith.

                           (v) In connection with each registration pursuant to Sections 4(a) or 4(b) covering an underwritten public offering, Lomak and FRLP agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in underwritten offerings.

                  (e) Expenses. Lomak shall pay for all expenses incurred by Lomak in complying with Sections 4(a) and 4(b), including, without, limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for Lomak, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the securities exchange upon which the common stock of Lomak is then listed, transfer taxes, fees of transfer agents and registrars and the reasonable fees and disbursements of counsel to FRLP in connection with such registration, but excluding any underwriting discounts and selling commissions applicable to the sale of Lomak Shares (which discounts and commissions shall be paid by FRLP).

                  (f)      INDEMNIFICATION AND CONTRIBUTION.

                           (i) In the event of a registration of any of the Lomak Shares under the Securities Act pursuant to Sections 4(a) or 4(b), Lomak will indemnify and hold harmless


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         FRLP, its officers and directors, each underwriter of such Lomak Shares thereunder and each other person, if any, who controls FRLP or such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which FRLP or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Lomak Shares were registered under the Securities Act pursuant to Sections 4(a) or 4(b), any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof,
         (B) any blue sky application or other document executed by Lomak specifically for that purpose or based upon written information furnished by Lomak filed in any state or other jurisdiction in order to qualify any or all of the Lomak Shares under the securities laws thereof (any such application, document or information herein called a "Blue Sky Application"), (C) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (D) any violation by Lomak or its agents of any rule or regulation promulgated under the Securities Act applicable to Lomak or its agents and relating to action or inaction required of Lomak in connection with such registration, or
         (E) any failure to register or qualify the Lomak Shares in any state where Lomak or any of its agents has affirmatively undertaken or agreed in writing that Lomak will undertake such registration or qualification on FRLP's behalf (provided that in such instance Lomak shall not be so liable if it has undertaken its reasonable efforts so to register or qualify the Lomak Shares) and will reimburse FRLP and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Lomak will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by FRLP, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus, and provided further, that Lomak shall not be liable to any person who participates as an underwriter, in the offering or sale of Lomak Shares or any other person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage or liability arises out of or is based on such person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Lomak Shares to such person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of FRLP or any such director, officer, underwriter or controlling person and shall survive the transfer of such securities by FRLP.

                           (ii) In the event of a registration of any of the Lomak Shares under the Securities Act pursuant to Sections 4(a) or 4(b), FRLP will indemnify and hold harmless

         Lomak, each person, if any, who control Lomak within the meaning of the Securities Act, each officer and director of Lomak, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which Lomak or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Lomak Shares were registered under the Securities Act pursuant to Sections 4(a) or 4(b), any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, (B) any Blue Sky Application and (C) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Lomak and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that FRLP will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to FRLP, as such, furnished in writing to Lomak by FRLP specifically for use in such registration statement or prospectus, and provided further, that the liability of FRLP hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the Lomak Shares sold by FRLP under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the proceeds received by FRLP from the sale of Lomak Shares covered by such registration statement. Not in limitation of the foregoing, it is understood and agreed that the indemnification obligations of FRLP hereunder pursuant to any underwriting agreement entered into in connection herewith shall be limited to the obligations contained in this Section 4(d)(ii).

                           (iii) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 4(e) and shall only relieve it from any liability which it may have to such indemnified party under this
         Section 4(e) if and to the extent the indemnifying party is prejudiced by such omission In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 4(e) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                           (iv) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (A) any holder of Lomak Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 4(e) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4(e) provides for indemnification in such case, or (B) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 4(e), then, and in each case, Lomak and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportions so that FRLP is responsible for the portion represented by the percentage that the public offering price of its Lomak Shares offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and Lomak is responsible for the remaining portion; provided, however, that, in any such case, (A) FRLP will not be required to contribute any amount in excess of the public offering price of all such Lomak Shares offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                  (f) RULE 144. Lomak will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder to the extent required from time to time to enable FRLP to sell the Lomak Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or
(ii) any similar rule or regulation adopted by the Commission.

                  (g) AVAILABILITY OF REGISTRATION RIGHTS TO FRLP GROUP. For purposes of this Section 4, any reference to FRLP shall include members of the FRLP Group, unless the context otherwise requires.

                  5. Legends, Stop Transfer Orders and Notice.

                  (a) FRLP agrees to the placement on the certificates representing the Lomak Shares of the legends in substantially the following forms as well as any other legends required by applicable state or federal securities laws:

                  "The securities represented by this certificate are subject to the provisions of a Voting and Standstill Agreement, dated May 11, 1998, between FRLP and Lomak, a copy of which is available for inspection at the office of the Secretary of Lomak."

                  "These securities have not been registered under the Securities Act of 1933 or applicable state securities laws. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Lomak that such registration is not required or unless sold pursuant to Rule 144 of such Act."

                  (b) FRLP shall provide to Lomak (i) prior notice, as promptly as reasonably practicable, of any planned acquisition by any member of the FRLP Group pursuant to an open market buying program of more than 1% of any class of Lomak Voting Securities in a two-week period, (ii) prior notice, as reasonably practicable, of privately-negotiated purchases or proposed purchases of blocks of 10,000 or more shares of Common Stock or equivalents of Lomak by any member of the FRLP Group; (iii) prior notice, as reasonably practicable, of filings under Sections 13(d), 13(e) and 14(d) of the Exchange Act by any member of the FRLP Group with respect to any class of Lomak Voting Securities; and (iv) prompt notice of purchases of every 1% of any class of Lomak Voting Securities by any member of the FRLP Group for which notice was not previously given. FRLP shall present promptly to Lomak all certificates representing Lomak Shares of which any member of the FRLP Group is now, or hereafter becomes, the beneficial owner for the placement thereon of the legend referred to in subsection (a) above; and

                  (c) FRLP agrees to the entry of stop transfer orders with the transfer agent (or agents) and the registrar (or registrars) of Lomak Voting Securities against the transfer other than in compliance with the requirements of this Agreement of Lomak Shares.

         6. Nomination of Director. Notwithstanding any other provision in this Agreement with respect to the term of this Agreement, until the first date, if any, that FRLP ceases to beneficially own Lomak Common Stock in an aggregate amount equal or greater than 5% of the outstanding shares of Lomak Common Stock, Lomak will, in connection with each election of directors to the Lomak Board of Directors at an annual meeting of shareholders, nominate, as one of the director nominees proposed by Lomak, one individual designated by FRLP for election as a director; provided, however, that if a member of the FRLP Group already serves as a director of Lomak, then FRLP agrees that such person shall be FRLP's nominee pursuant to the provisions of this
Section 6. Notwithstanding the foregoing, in no event shall more than one member of the FRLP Group serve on the Lomak Board of Directors at any given time.

         7.       Miscellaneous

                  (a) NOTICES. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

                  To Lomak:

                  Lomak Petroleum, Inc.
                  500 Throckmorton Street, Suite 1900
                  Fort Worth, Texas  76102
                  Attention:  John H. Pinkerton
                  Facsimile No.:  (817) 870-2316

                  With a copy to:

                  Vinson & Elkins L.L.P.
                  2300 First City Tower
                  1001 Fannin
                  Houston, Texas  77002-6760
                  Attention:  J. Mark Metts
                  Facsimile No.:  (713) 615-5605

                  To FRLP:

                  First Reserve Fund VII, Limited Partnership
                  c/o First Reserve Corporation
                  1801 California St., Suite 4110

                  Denver, Colorado  80202
                  Attention:  Thomas R. Denison
                  Facsimile No.:  (303) 382-1275

                  With a copy to:

                  Gibson, Dunn & Crutcher LLP
                  1801 California St., Suite 4100
                  Denver, Colorado  80202
                  Attention:  Richard M. Russo
                  Facsimile No.: (303) 296-5310

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next-day courier, postage prepaid, or
(iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

                  (b) SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                  (c) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

                  (d) INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

                  (f) ENTIRE AGREEMENT. This Agreement represents the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

                  (g) GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Delaware, without reference to rules relating to conflicts of law.

                  (h) ATTORNEYS' FEES. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

                  (i) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by all the parties hereto.

                  (j) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (k) DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) AFFILIATE. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

                           (ii) BENEFICIAL OWNER. A person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Lomak Voting Securities or Shares, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13-d(3) under the Exchange Act, as in effect on the date hereof, provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Lomak Voting Securities and/or Shares, as the case may be, that such person or any Affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise.

                           (iii) DAY. The term "day" shall mean a calendar day, except that when a specified period shall terminate on a day other than a Business Day (a "Business Day" being any day other than a day on which banks are required or authorized to be closed in the City of New
         York) such period shall be extended until the next Business Day.

                           (iv) LOMAK VOTING SECURITIES. "Lomak Voting
         Securities" includes Common Stock and any other securities of Lomak entitled to vote generally for the election of directors, and options and rights to acquire any such securities and securities convertible into, or exercisable or exchangeable for, such securities, in each case now or hereafter outstanding.

                           (v) PERSON. A "person" shall mean any individual, firm, corporation, partnership, trust, limited liability company or other entity.

                  (l) DUE AUTHORIZATION; NO CONFLICTS. FRLP hereby represents and warrants to Lomak as follows: FRLP has full power and authority to enter into this Agreement. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the Certificate of Limited Partnership or limited partnership agreement or other organizational documents of any member of the FRLP Group or (ii) any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which any member of the FRLP Group is a party or to which it is subject, (b) except as expressly contemplated herein, result in the creation of any lien, charge or other encumbrance on any Shares or Lomak Shares or (c) require any member of the FRLP Group to obtain the consent of any private nongovernmental third party. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or FRLP's performance of the terms of this Agreement or the validity or enforceability of this Agreement.

                  (m) SPECIFIC PERFORMANCE. Each party recognizes that its failure to carry out the terms of this Agreement could result in financial injury to the other party which would be substantial and not susceptible of measurement. Accordingly, each party agrees that the other party shall be entitled to (i) require such party specifically to perform its obligations under this Agreement and (ii) sue in any court of competent jurisdiction to obtain such specific performance.

                  (n) WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

                                            LOMAK PETROLEUM, INC.

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                            FIRST RESERVE FUND VII,
                                            LIMITED PARTNERSHIP

                                            By:  First Reserve Corporation,
                                                 its general partner

                                                 By:
                                                    ---------------------------
                                                 Name:
                                                      --------------------------
                                                 Title:
                                                       ------------------------